EXHIBIT 21

                            LIST OF SUBSIDIARIES AND
                      STATES OF ORGANIZATION/INCORPORATION


CYCO NET, INC........Incorporated in the State of New MexiCO.

ORION SECURITY SERVICES, INC......Incorporated in the State of Wisconsin.

NEXICON,  AS.......formerly Pluto Communication International,  AS, incorporated in Bergen, Norway.